Exhibit 5.1

Goodwin Procter LLP 601 Marshall St. Redwood City, CA 94063 goodwinlaw.com +1 650 752 3100

August 13, 2026

Rocket Lab Corporation
3881 McGowen Street

Long Beach, CA 90808

Re:	Securities Registered under Registration Statement on Form S-4

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-4 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Rocket Lab Corporation, a Delaware corporation (the “Company”), of up to 45,989,148 shares (the “Shares”) of the Company’s Common Stock, $0.0001 par value per share (“Common Stock”). The Shares are being issued or are issuable to the stockholders of Iridium Communications Inc., a Delaware corporation (“Iridium”), pursuant to the mergers contemplated by the Agreement and Plan of Merger, dated June 28, 2026, by and among the Company, Ion Merger Sub I Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company, Ion Merger Sub II, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of the Company, and Iridium (as may be amended and/or restated from time to time, the “Merger Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized but unissued shares of Common Stock available for issuance by the Company to be less than the number of then unissued shares of Common Stock when the Shares are issued pursuant to the terms of the Merger Agreement.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery as contemplated in the Registration Statement and in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP